Consent of Director Nominee

Medical Industries of the Americas, Inc. is filing a Registration Statement on Form S-1 (Registration No. 333-   ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") in connection with the initial public offering of its common shares. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Medical Industries of the Americas, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto..

/s/ Bruce Potash
Name: Bruce Potash